Exhibit 10.25

SEVENTH LEASE AMENDMENT

THIS SEVENTH LEASE AMENDMENT (the “Amendment”) is executed this 24th day of July, 2013, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership, d/b/a Duke Realty of Indiana Limited Partnership (“Landlord”), and INTERFACE SECURITY SYSTEMS HOLDINGS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Interface Security Systems, L.L.C. (“Original Tenant”) entered into that certain Lease Agreement dated December 20,2001, as amended March 18, 2002, March 26, 2009, April 21, 2010, June 28, 2010, August 2, 2010 (the “Fifth Amendment”), and April 8, 2013 (collectively, the “Lease”), whereby Original Tenant leased from Landlord certain premises consisting of approximately 32,370 rentable square feet of space (the “Current Premises”) in a building commonly known as Corporate Center I, located at 3773 Corporate Center Drive, St. Louis, Missouri 63045; and

WHEREAS, Original Tenant assigned all of its right, title and interest in the Lease to Tenant pursuant to the terms of that Assignment and Assumption of Lease and Fifth Lease Amendment dated August 2, 2010; and

WHEREAS, Landlord and Tenant desire to expand the Current Premises by approximately 11,070 square feet (the “Second Additional Space”); and

WHEREAS, Landlord and Tenant desire to extend the Lease Term; and

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect such expansion and extension and other changes to the Lease;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby enter into this Amendment.

1.                                      Incorporation of Recitals.  The above recitals are hereby incorporated into this Amendment as if fully set forth herein.

2.                                      Extension of Term.  The Lease Term is hereby extended through December 31, 2023 or such later date that is ten (10) years following the Second Additional Space Commencement Date (as hereinafter defined) (the “Expiration Date”).

3.                                      Amendment of Section 1.01.  Basic Lease Provisions and Definitions.

(a)                                 Commencing on the earlier of (a) the later of:  (i) January 1, 2014; or (ii) such later date upon which the Tenant Improvements described in Exhibit B-l hereof are Substantially Completed (as hereinafter defined); or (b) such date as Tenant begins conduct of its business in any part of the Second Additional Space (the “Second Additional Space Commencement Date”), Section 1.01 of the Lease is hereby amended by incorporating Exhibit A-l, attached hereto and incorporated herein by reference, on which the Second Additional Space is depicted.

Collectively, the Current Premises and the Second Additional Space shall hereinafter be referred to as the “Leased Premises”.

(b)                                 Commencing on the Second Additional Space Commencement Date, Section 1.01 of the Lease is further amended by deleting subsections B, C, D, E, F, H, and L and substituting the following in lieu thereof:

“B.                              Rentable Area:

Original Premises:	approximately 32,370 square feet
Second Additional Space:	approximately 11,070 square feet

Total Leased Premises:	approximately 43,440 square feet.

C.                                    Tenant’s Proportionate Share:  59.34%.

D.                                    Minimum Annual Rent*:

Current Premises:

Second Additional Space

Commencement Date - December 31, 2014	$505,295.76 per year
January 1, 2015 - December 31, 2015	$514,683.00 per year
January 1, 2016 - December 31, 2016	$524,717.76 per year
January 1, 2017 - December 31, 2017	$534,752.40 per year
January 1, 2018 - December 31, 2018	$544,787.16 per year
January 1, 2019 - December 31,2019	$555,145.56 per year
January 1, 2020 - December 31, 2020	$565,827.60 per year
January 1, 2021 - December 31, 2021	$565,827.60 per year
January 1, 2022 - December 31, 2022	$577,157.16 per year
January 1, 2023 - Expiration Date	$588,810.36 per year;

Second Additional Space:

Second Additional Space

Commencement Date - Year 1	$143,910.00 per year
Year 2	$146,788.20 per year
Year 3	$149,777.16 per year
Year 4	$152,766.00 per year
Year 5	$155,754.96 per year
Year 6	$158,854.56 per year
Year 7	$162,064.80 per year
Year 8	$165,275.16 per year
Year 9	$168,596.16 per year
Year 10 - Expiration Date	$172,027.80 per year.

E.                                     Monthly Rental Installments*:

Current Premises:

Second Additional Space

Commencement Date - December 31, 2014	$42,107.98 per month
January 1, 2015- December 31, 2015	$42,890.25 per month
January 1, 2016- December 31, 2016	$43,726.48 per month
January 1, 2017- December 31, 2017	$44,562.70 per month
January 1, 2018- December 31, 2018	$45,398.93 per month
January 1, 2019 - December 31, 2019	$46,262.13 per month
January 1, 2020 - December 31, 2020	$47,152.30 per month
January 1, 2021 - December 31, 2021	$47,152.30 per month
January 1, 2022 - December 31, 2022	$48,096.43 per month
January 1, 2023 - Expiration Date	$49,067.53 per month;

Second Additional Space:

Second Additional Space

Commencement Date - Year 1	$11,992.50 per month
Year 2	$12,232.35 per month
Year 3	$12,481.43 per month
Year 4	$12,730.50 per month
Year 5	$52,979.58 per month
Year 6	$13,237.88 per month
Year 7	$13,505.40 per month
Year 8	$13,772.93 per month
Year 9	$14,049.68 per month
Year 10 - Expiration Date	$14,335.65 per month.

*The parties acknowledge and agree that the Second Additional Space Commencement Date and the Expiration Date shall be stated in the Letter of Understanding (as defined in Exhibit E-l, attached hereto).

F.                                      Landlord’s Share of Taxes and Insurance: $2.98 times the rentable area of the Building for the Second Additional Space; $2.50 times the rentable area of the Current Premises through December 31, 2020 and $2.98 times the rentable area of the Current Premises from January 1, 2021 through the Expiration Date.

H.                                   Lease Term: Extended through the Expiration Date.

L.                                     Broker(s): Gateway Commercial LLC representing Tenant.”

4.                                      Amendment of Section 2.02.  Construction of Tenant Improvements.  Section 2.02 of the Lease is hereby amended by incorporating the following:

“Tenant hereby acknowledges that the improvements designated as Landlord’s obligations in Amended Exhibit B of the Fifth Amendment have been completed in a satisfactory manner.

Tenant is currently in possession of the Original Premises and has personally inspected the Second Additional Space and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto, except to perform and complete the work on the tenant finish improvements designated as Landlord’s obligations in the attached Exhibit B-l (the “Tenant Improvements”).”

5.                                      Amendment of Section 9.02.  Tenant’s Insurance.  Subsection B. of Section 9.02 of the Lease is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“B.                              Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant’s use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.”

6.                                      Amendment of Section 16.16.  Right of First Offer.  Commencing on the Second Additional Space Commencement Date, “cross-hatched on the attached Exhibit D” is hereby deleted from the eighth and ninth lines of Section 16.16 of the Lease and “on the attached Amended Exhibit D” shall be substituted in lieu thereof.

7.                                      Amendment of Section 16.17.  Parking.  Commencing on the Second Additional Space Commencement Date, “one hundred twenty-seven (127)” is hereby deleted from the first sentence of Section 16.17 of the Lease and “one hundred sixty-six (166)” shall be substituted in lieu thereof.

8.                                      Amendment of Section 16.19.  Temporary Space.  Commencing on the Second Additional Space Commencement Date, Section 16.19 of the Lease shall be deleted and of no further force and effect.  Notwithstanding the foregoing, Tenant shall, on or before the Second Additional Space Commencement Date, restore the Temporary Space to the condition that existed prior to Tenant’s occupancy of same and return same to Landlord in a broom clean condition.  Such restoration and delivery obligations of Tenant shall survive the deletion of Section 16.19 set forth herein until satisfied.

9.                                      Broker.

(a)                                 Tenant represents and warrants that, except for Gateway Commercial LLC, no other real estate broker or brokers were involved in the negotiation and execution of this Amendment on behalf of Tenant.  Tenant shall indemnify Landlord and hold it harmless from any and all liability for the breach of the foregoing representation and warranty on its part and shall pay any compensation to any other broker or person who may be deemed or held to be entitled thereto by reason of representing Tenant in the negotiation or execution of this Amendment.

(b)                                 Landlord represents and warrants that, except for Duke Realty Services, LLC, no other real estate broker or brokers were involved in the negotiation and execution of this Amendment on behalf of Landlord.  Landlord shall indemnify Tenant and hold it harmless from any and all liability for the breach of the foregoing representation and warranty on its part and shall pay any compensation to any other broker or person who may be deemed or held to be entitled thereto by reason of representing Landlord in the negotiation or execution of this Amendment.  In addition, Landlord shall pay and any all compensation, fees, and/or commissions due or to become due to Gateway Commercial LLC and/or Duke Realty Services, LLC arising out of the negotiation and execution of this Amendment and the transactions contemplated herein.

10.                               Representations and Warranties.

(a)                                 Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Amendment on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b)                                 Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Amendment on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

11.                               Examination of Amendment.  Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.

12.                               Definitions.  Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease.

13.                               Incorporation.  This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership,
d/b/a Duke Realty of Indiana Limited Partnership

		By:	Duke Realty Corporation,
its general partner

			By:	/s/ Thomas R. Martin
Thomas R. Martin
Senior Vice President
St. Louis Group

Dated:	7/24/13

TENANT:

INTERFACE SECURITY SYSTEMS HOLDINGS, INC., a Delaware corporation

Dated: July 23, 2013
	By:	/s/ Michael J. McLeod

	Printed	Michael J. McLeod

	Title:	President & COO

STATE OF Missouri	)
	)	SS:
COUNTY OF St. Louis	)

Before me, a Notary Public in and for said County and State, personally appeared Michael J. McLeod, by me known and by me known to be the President & COO of Interface Security Systems Holdings, Inc., a Delaware corporation, who acknowledged the execution of the foregoing “Seventh Lease Amendment” on behalf of said corporation.

WITNESS my hand and Notarial Seal this 23rd of July, 2013.

/s/ Lori A. Huck
Notary Public

Lori A. Huck
Printed Signature

My Commission Expires: Sept. 12, 2015

My County of Residence: St. Charles

EXHIBIT B-1

TENANT IMPROVEMENTS

1.                                      Landlord’s Obligations.  Tenant is currently in possession of the Current Premises and has personally inspected the Second Additional Space and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except to construct, install, and perform within the Leased Premises, in a good and workmanlike manner, the Tenant Improvements (as defined below), in accordance with this Exhibit B-l.

2.                                      Construction Drawings, Cost Statement, and Allowance.

(a)                                 Promptly after the execution of this Amendment by and between Landlord and Tenant, Tenant will work with Landlord’s space planner to develop a space plan for the Leased Premises that is reasonably acceptable to Landlord or portions thereof (the “Space Plan”), it being the intent of the parties that the generation of the Space Plan, including at least one (1) revision thereto, shall be at Landlord’s sole cost and expense, and such cost and expense shall be in addition to the Allowance (as defined below) and the Additional Allowance (as defined below).  It is understood and agreed that, consistent with applicable building codes and requirements of law, Tenant shall be permitted freedom in the design and layout of the Leased Premises.  Within twenty (20) days after Landlord’s receipt of the Space Plan, Landlord shall prepare and submit to Tenant a set of construction drawings (the “CD’s”) covering all work to be performed in accordance with the Space Plan (such work, together with all work incidental thereto, is referred to hereinafter in this Exhibit B-l as the “Tenant Improvements”).

Tenant shall have ten (10) days after receipt of the CD’s in which to review the CD’s and to give Landlord written notice of Tenant’s approval of the CD’s or its requested changes thereto. Tenant shall have no right to request any changes to the CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant fails to request changes to the CD’s within ten (10) days after its receipt of the CD’s, then Tenant shall be deemed to have approved the CD’s and the same shall thereupon be final. If Tenant requests any changes to the CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall, within ten (10) days of its receipt of such request submit the revised portion of the CD’s to Tenant. Tenant may not thereafter disapprove the revised portions of the CD’s unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the CD’s, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant. Tenant shall at all times in its review of the CD’s, and of any revisions thereto, act reasonably and in good faith. Tenant agrees to confirm Tenant’s consent to the CD’s in writing within three (3) days following Landlord’s written request therefor. Nothing contained in this Section 2(b) shall be construed to impair Tenant’s right to make Change Orders (as defined below) in accordance with Section 4 below.

(b)                                 Promptly following Tenant’s approval (or deemed approval) of the CD’s, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade. Landlord and Tenant shall review the bids jointly and Tenant shall select one sub-contractor for each item bid.  Promptly following the selection of a subcontractor for each major trade,

Landlord shall deliver to Tenant a statement of the cost to construct, install, and perform all of the Tenant Improvements (the “Cost Statement”). Landlord will complete the Tenant Improvements on an open-book /cost plus basis. Tenant acknowledges and agrees that the Cost Statement shall include (i) design fees (excluding the generation of the Space Plan and one (1) revision thereto), (ii) general conditions and (iii) a fee payable to the project’s construction manager or general contractor in the amount of 5.5% of the total construction costs, and that such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. Tenant agrees to acknowledge the Cost Statement in writing within three (3) days following Landlord’s written request therefor.

(c)                                  Landlord shall be responsible for the cost to construct, install, and perform the Tenant Improvements; provided, however, that Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the actual cost of the same (including hard and soft costs, the “Construction Cost”), taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds Two Hundred Thirty Five Thousand Nine Hundred Five and 00/100 Dollars ($235,905.00) (the “Allowance”).  If, following Tenant’s approval (or deemed approval) of the CD’s, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord’s written request, an amount equal to one-half (1/2) of such excess (the “Deposit”). Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference (if any) between the Construction Cost (taking into account any increases or decreases resulting from any Change Orders), on the one hand, and the sum of the Allowance and the Deposit, on the other hand, within ten (10) days of Landlord’s request therefor. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction, installation, and performance of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at fifteen (15%) per annum. If the sum of the Allowance plus the Deposit exceeds the Construction Cost (taking into account any increases or decreases resulting from any Change Orders), such savings shall be applied to the next due Monthly Rental Installments until exhausted.

(d)                                 If requested by Tenant, Landlord shall provide an additional allowance to Tenant up to a maximum of Fifty Thousand and 00/100 Dollars ($50,000.00) for the Tenant Improvements or such additional tenant improvements or work, including soft costs, requested by Tenant for the benefit of the Second Additional Space (the “Additional Allowance”) which, to the extent used, shall be amortized over the Lease Term using straight-line amortization and a per annum interest rate of nine percent (9%). The entire Additional Allowance must be requested on or before six (6) months after the Second Additional Space Commencement Date. Any portion of the Additional Allowance, if any, not requested by Tenant on or before six (6) months after the Second Additional Space Commencement Date shall be forfeited. Landlord shall promptly perform and complete the tenant improvements and work that is the subject of the Additional Allowance in a good and workmanlike manner using first-class materials, and Landlord may contract with Duke Construction Limited Partnership (“Duke”) to do so. Duke shall receive a construction management fee in the amount of 5.5% of the total construction costs of the additional tenant improvements, which amount shall be deducted from the Additional Allowance. Such amortized payments shall be added to the Monthly Rental Installments and payable as set forth in Section 3.01, and the parties agree to enter into an amendment to the Lease to set forth any such upward adjustment in the Minimum Annual Rent and Monthly Rental Installments within ten (10) business days after Landlord delivers a reasonably acceptable amendment to Tenant. Notwithstanding the foregoing, Tenant’s obligation to pay such upward adjustment shall not be conditioned upon Tenant’s execution of the amendment.

(e)                                  All of the Building’s structural elements and systems (e.g., electrical, mechanical, life/safety, plumbing, air conditioning, ventilation) shall serve the Leased Premises and be in good working order and condition as of the Second Additional Space Commencement Date.

3.                                      Schedule and Early Occupancy.  Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Second Additional Space prior to Substantial Completion. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Second Additional Space prior to the scheduled date for Substantial Completion (as may be modified from time to time) in order to install fixtures (such as racking) and otherwise prepare the Second Additional Space for occupancy, which right shall expressly exclude making any structural modifications. During any entry prior to the Second Additional Space Commencement Date, (a) Tenant shall comply with all terms and conditions of the Lease (excluding those that involve the payment of money), (b) Tenant shall not interfere with Landlord’s completion of the Tenant Improvements, (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s reasonable rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (d) Tenant shall not begin operation of its business within the Second Additional Space. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant. Tenant acknowledges that a portion of the Tenant Improvements will be completed while Tenant occupies the Current Premises. Tenant agrees to cooperate with Landlord to complete such portion of the Tenant Improvements within the Current Premises when requested by Landlord.

4.                                      Change Orders.  Tenant shall have the right to request changes to the CD’s at any time following their receipt by way of written change order (each, a “Change Order”, and collectively, “Change Orders”).  Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”).  Tenant shall, within three (3) days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. Subject to availability under the Allowance or the Additional Allowance, at Landlord’s option Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, any increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement.  Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order (subject to availability under the Allowance or the Additional Allowance).

5.                                      Tenant Delay.  Notwithstanding anything to the contrary contained in the Lease, if Substantial Completion of the Tenant Improvements is delayed as a result of Tenant Delay (as hereinafter defined), then, for purposes of determining the Second Additional Space Commencement Date, Substantial Completion of the Tenant Improvements shall be deemed to have occurred on the date that Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall Substantially Complete the Tenant Improvements and deliver the Leased Premises to Tenant on or before January 1, 2014. Notwithstanding anything to the contrary contained in the Lease or this Amendment, if Landlord fails to Substantially Complete the Tenant Improvements and tender possession of the Leased Premises to Tenant by January 1, 2014, and provided such delay was not caused by Tenant Delay, then Tenant shall be entitled to a credit of one (1) day’s rent for each day of such delay (“Rent Credit”), which Rent Credit shall apply commencing upon the Second Additional Space Commencement Date.

6.                                      Letter of Understanding.  Promptly following the Second Additional Space Commencement Date, Tenant shall, to the best of its ability and knowledge, execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit E-l and made a part hereof, acknowledging (a) the Second Additional Space Commencement Date, and (b) except for any punchlist items and latent defects provided by Tenant to Landlord within ninety (90) days after the Second Additional Space Commencement Date. Landlord shall use commercially reasonable efforts to correct such punchlist items and latent defects within thirty (30) days of receipt of Tenant’s notice. If Tenant takes possession of and occupies the Second Additional Space, Tenant shall be deemed to have accepted the Second Additional Space and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

7.                                      Definitions.  For purposes of this Amendment (a) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction and performance of the Tenant Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant’s occupancy, as established by a certificate of occupancy for the Leased Premises or other similar authorization issued by the appropriate governmental authority, if required, and (b) “Tenant Delay” shall mean any delay in the completion of the Tenant Improvements directly attributable to Tenant, including, without limitation (i) Tenant’s failure to meet any time deadlines specified herein, (ii) Change Orders, (iii) the performance of any other work in the Second Additional Space by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, (iv) Landlord’s inability to obtain an occupancy permit for the Second Additional Space because of the need for completion of all or a portion of improvements being installed in the Second Additional Space directly by Tenant, and (v) any other act or omission of Tenant.

EXHIBIT E-1

LETTER OF UNDERSTANDING

Duke Realty Limited Partnership

d/b/a Duke Realty of Indiana Limited Partnership

Attn:                    Vice President, Asset Management

and Customer Service

520 Maryville Centre Drive, Suite 200

St. Louis, MO 63141-5819

RE:                           Lease Agreement between Duke Realty Limited Partnership, an Indiana limited partnership d/b/a Duke Realty of Indiana Limited Partnership (“Landlord”) and (“Tenant”) for the Leased Premises located at                                      ,                   (the “Leased Premises”), within (the “Park”), dated                                       , 20                            (the “Lease”).

Dear                              :

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.                                      The Second Additional Space Commencement Date is                             .

2.                                      The Expiration Date of the Lease is                                 .

3.                                      The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

4.                                      The Landlord has completed the improvements designated as Landlord’s obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Second Additional Space Commencement Date.

5.                                      To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this          day of                   20    .

EXHIBIT: NOT FOR EXECUTION